Exhibit 99.01
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Cadence Appoints Mary Louise Krakauer to Board of Directors

SAN JOSE, Calif., January 31, 2022—Cadence Design Systems, Inc. (Nasdaq: CDNS) today announced the appointment of Mary Louise (ML) Krakauer to its board of directors, effective January 31, 2022. Ms. Krakauer currently serves on the boards of Xilinx, Inc., Mercury Systems, Inc., DXC Technology and Proterra Inc. and previously held various executive roles at global technology companies.

“We are honored to welcome ML to our board of directors,” said Lip-Bu Tan, Cadence’s executive chairman of the board. “ML has had a highly distinguished career and her extensive experience at several global technology companies will provide Cadence with key strategic and operational insights, helping accelerate growth through our Intelligent System Design strategy and further enhancing our delivery of long-term shareholder value.”

Ms. Krakauer retired as executive vice president, chief information officer of Dell Corporation, a global information technology company, in January 2017. Prior to that, she served in various executive positions at EMC Corporation, a global IT infrastructure company, which she joined in 2008, including executive vice president, chief information officer in 2016, executive vice president, business development, Global Enterprise Services during 2015 and executive vice president, Global Human Resources for EMC Corporation from 2012 to 2015. Ms. Krakauer also held executive general management roles at Hewlett-Packard Enterprise, Compaq Computer Corporation and Digital Equipment Corporation.

About Cadence
Cadence is a pivotal leader in electronic systems design, building upon more than 30 years of computational software expertise. The company applies its underlying Intelligent System Design strategy to deliver software, hardware and IP that turn design concepts into reality. Cadence customers are the world’s most innovative companies, delivering extraordinary electronic products from chips to boards to complete systems for the most dynamic market applications, including hyperscale computing, 5G communications, automotive, mobile, aerospace, consumer, industrial and healthcare. For seven years in a row, Fortune magazine has named Cadence one of the 100 Best Companies to Work For. Learn more at cadence.com.
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